Consulting Agreement

     This Consulting Agreement ("Agreement") is entered into as of this 15th day of November 2002 by and between Jeffrey W. Rose (hereinafter referred to as "Rose") and Crdentia, Inc. a California corporation located in San Francisco, California (hereinafter referred to as "Client").

     WHEREAS, Rose is engaged in the business of providing business development services;

     AND, WHEREAS, Client is in the business of personnel staffing;

     AND, WHEREAS, Client desires to engage Rose to provide business development services to Client;

     AND, WHEREAS, Rose desires to enter into an agreement to provide business development services to Client;

     NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, Rose and Client hereby agree as follows:


Article I.     Rose's Obligations

     1.1 Rose's Services: Rose hereby agrees to provide to Client as requested by Client business development services by the identification of merger or acquisition ("M&A") opportunities for Client. Such services shall include initial identification and contact of companies ("Targets") that may be appropriate M&A, screening of Targets, and encouraging viable Targets to meet with Client for purposes of M&A and such other services reasonably requested by Client.

     1.2 Personal Services of Rose: Throughout the term of this Agreement and any extension thereof, Rose warrants that he shall personally perform all the service obligations set forth in this Agreement. Both parties recognize that Rose possesses certain skills and expertise which render him valuable to the activities contemplated by Client; therefore, failure of Rose to personally perform his duties herein shall be deemed a breach by Rose of this Agreement.

     1.3 Independent Contractor Relationship: It is understood by the parties hereto that this Consulting Agreement sets forth an independent contractor relationship between Rose and Client. Rose shall be acting as an independent contractor throughout the term of this Agreement and shall in no event be deemed an employee of Client. Rose will be solely liable for all social security, unemployment and other taxes, whether state or federal. Rose's services will be performed with little or no direct supervision from Client. While the desired results of his activities will be mutually agreed upon, Client will exercise little or no control or direction as to the means and methods for accomplishing this result. Rose is not entitled to any pension, 401K, insurance overtime compensation, employee stock purchase, or other such employment benefits.

     1.4 Intellectual Property Rights: Rose expressly recognizes that all rights to any related materials belong to Client and shall remain the exclusive property of Client and shall not be transferred nor assigned to Rose or any other entity affiliated with Rose as a result of the arrangement established by this Agreement.

     1.5 Representations and Warranties: Rose hereby represents and warrants that he possesses all requisite authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the obligations entered into and undertaken in connection with the transactions contemplated hereby constitute, or upon execution of this Agreement will constitute, valid and binding agreements of Rose, which shall be enforceable against it in accordance with their respective terms and conditions.


Article II.     Client's Obligations

     2.1 Payments to Rose: Client agrees to pay to Rose fees for Rose's services in accordance with Schedule 2.1 attached hereto.

     2.2 Representations and Warranties: Client hereby represents and warrants to Rose that it possesses all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Client of this Agreement and the consummation by Client of the transactions contemplated hereby are within Client's respective corporate powers and have been duly authorized. This Agreement and the obligations entered into and undertaken in connection with the transactions contemplated hereby constitute, or upon execution of this Agreement will constitute, valid and binding agreements of Client, which shall be enforceable against it in accordance with their respective terms and conditions.


Article III.     Term and Termination

     3.1 Term of Agreement: This Agreement shall commence on November 15, 2002 and shall continue on a month-to-month basis unless terminated by either party by written notice to the other party in accordance with Section 3.2 below.

     3.2 Termination: Either Party at its election may terminate this Agreement upon thirty (30) days prior written notice to the other party regard-less of cause. However, in the event of a termination of this Agreement, Client (or its successors or assigns) shall be obligated to pay to Rose, for a period of one (1) year following the termination of this Agreement, any sums due under
Schedule 2.1 for business opportunities initiated by Rose prior to the termination of this Agreement, in accord with the provisions of Schedule 2.1 hereof.


Article IV.     Dispute Resolution

     4.1 Dispute Resolution: Controversies between Client and Rose shall be resolved within forty-five (45) days by informal meetings and discussions in good faith between appropriate representatives of said parties.

     4.2 Arbitration: In the event the parties are unable to resolve the controversy pursuant to Section 4.1, the parties agree to submit the matter to binding arbitration under the rules and regulations of the American Arbitration Association, but not necessarily using the American Arbitration Association, unless the parties mutually agree to do so. One arbiter shall be chosen by each of the two parties hereto before entry into arbitration. The two arbiters shall choose a third arbiter, hereinafter called the "umpire". The decision of the arbiters shall be final and binding upon both parties; however, if the arbiters fail to agree, they shall call in the umpire and the decision of the majority shall be final and binding. The parties expressly covenant and agree to be bound by the decisions of the arbiters and accept any decision by a majority of the arbiters as a final determination of the matter in dispute.

     4.3 Sharing of Arbitration Costs: The parties agree to divide and share equally the cost of arbitration including the fees and expenses of the arbiters.

     4.4 Site of Arbitration: Any such arbitration shall take place in San Francisco, California, unless the parties mutually agree upon some other location.


Article V.     General Provisions

     5.1 Notices: All notices required to be given hereunder shall be in writing and shall be deemed delivered if personally delivered or dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties as follows:

             Client:     Crdentia, Inc.
                         455 Market Street
                         Suite 1220
                         San Francisco, California 94105
                         Attention:  James Durham, Chairman

             Rose:       Jeffrey W. Rose
                         335 Mountain Avenue
                         Piedmont, California 94611


     5.2 Entire Agreement of the Parties: This Agreement constitutes the entire agreement of the parties regarding the subject matter hereof, and supersedes any and all agreements or understandings, either written or oral, between the parties hereto with respect to the subject matter contained herein. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Except as otherwise provided herein, any modification must be in writing and signed by both parties.

     5.3 Severability: If any provision of this Agreement is held by a court of competent jurisdiction or applicable local or federal law and their implementing regulations to be invalid, void or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     5.4 Governing Law: This Agreement and the rights and obligations hereto shall be governed by and construed in accordance with the laws of the state of California.

     5.5 Assignment: This Agreement shall be binding upon, and shall inure to the benefit of, the parties to it, and their respective heirs, legal representatives, successors and assigns. Due to the personal nature of the services to be provided by Rose under this Agreement, Rose shall not be permitted to assign his rights or obligations hereunder without the prior written consent of Client.

     5.6 Amendments: This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) or amendment(s) shall be attached hereto and incorporated herein.

     5.7 Waiver of Provisions: Any waiver of any terms or conditions of this Agreement must be in writing and executed by both parties hereto by their duly authorized representatives. The waiver of any term(s) or condition(s) of this Agreement shall not be construed as a waiver of any other terms or conditions hereof.

     5.8 Captions: The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     5.9 Reference to Agreement: Use of the words "herein", "hereof", "hereto" and the like in this Agreement shall be construed as references to the Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

     5.10 Counterparts: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above on behalf of their respective parties and by their signatures represent and warrant that they have the proper authority to so bind their respective party hereto.



                                    Jeffrey W. Rose

                                    /s/ Jeffrey W. Rose
                                    -----------------------------------------
                                    Date: November 26, 2002


                                    Crdentia, Inc.

                                    /s/ James D. Durham
                                    -----------------------------------------
                                    By: James D. Durham
                                    Title: Chairman
                                    Date: November 24, 2002




                                  Schedule 2.1


     Compensation to Rose for business development services under this Agreement shall be as follows:

     A. Base Compensation: Upon the completion of an acquisition or merger with a Target (Transaction") presented by Rose to Client, Client shall pay Rose a percentage of the aggregate purchase price as follows:

        o  5% of the first $ million of aggregate purchase price;
        o  4% of the second $ million of aggregate purchase price;
        o  3% of the third $ million of aggregate purchase price;
        o  2% of the fourth $ million of aggregate purchase price; and
        o  1% of everything thereafter.

        The first of any payments to Rose shall be adjusted downward by $14,250 to reflect an agreement with L.E.K. Consulting who is working with Client and Rose to identify Targets. After giving effect to this adjustment, Rose's compensation shall be paid in the form of 75% cash and 25% common stock of Crdentia. The number of shares of Crdentia to be issued to Rose will be determined by the Fair Market Value of Crdentia stock, defined as the average closing price over the 20 trading days prior to the consummation of any Transaction that results in a payment to Rose. Aggregate purchase price is defined as the total of any consideration paid to the seller including cash, stock, assumed debt, future consideration, and any other forms of consideration.

     B. Expense Reimbursement: Client is solely responsible for all expenses incurred by Rose on Client's behalf and shall reimburse to Rose any and all reasonable expenses incurred by Rose in performance of the duties set forth in this Agreement, provided that Rose shall request and must receive approval in advance of any such expenses. Such reimbursement shall occur within fifteen
(15) days of the submission of said expenses by Rose.   Rose shall submit such
expenses on a monthly basis to Client.

     C. Administrative Charges: Charges for telephone, faxes, and copying shall be billed on as incurred basis within sixty (60) days of their occurrence. Secretarial support shall be billed at $35 per hour.